UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Interphase Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held May 7, 2008
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS To be Held May 7, 2008
PERSONS MAKING THE SOLICITATION
OUTSTANDING CAPITAL STOCK AND RECORD DATE
ACTION TO BE TAKEN AT THE MEETING
QUORUM AND VOTING
PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS
AUDIT COMMITTEE
NOMINATING AND GOVERNANCE COMMITTEE
EXECUTIVE OFFICERS
DEPARTURE OF EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
CERTAIN RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS
SHAREHOLDERS’ PROPOSALS
SHAREHOLDER COMMUNICATIONS
MISCELLANEOUS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 7, 2008

To the Holders of Common Stock of
Interphase Corporation:
          NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the “Company”), will be held on May 7, 2008 at 9:00 a.m. local time at the Embassy Suites Hotel at 7600 John Q. Hammons Drive, Frisco, Texas, for the following purposes:
(a)	to elect six directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified; and

(b)	to transact such other business as may properly come before the meeting or any adjournment thereof.
          It is desirable that as large a proportion as possible of the shareholders’ interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign the enclosed proxy and return it promptly in the enclosed envelope.
By order of the Board of Directors
S. Thomas Thawley
Vice Chairman and Secretary
Plano, Texas
April 4, 2008

Interphase Corporation
Parkway Centre I
2901 North Dallas Parkway, Suite 200
Plano, Texas 75093
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 7, 2008

          This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on May 7, 2008. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting, and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement is first being mailed to shareholders on or about April 4, 2008.
PERSONS MAKING THE SOLICITATION
          The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies and the annual meeting will be borne entirely by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, and telegram by directors and officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, $.10 par value (“Common Stock”), held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection with forwarding the solicitation material.
OUTSTANDING CAPITAL STOCK AND RECORD DATE
          The record date for shareholders entitled to notice of and to vote at the annual meeting is March 10, 2008. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 6,547,994 shares of Common Stock.
ACTION TO BE TAKEN AT THE MEETING
          The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted for the election as directors of the Company of the six persons named under the caption “Election of Directors”, and, in the discretion of the proxy holder, with respect to such other business as may properly come before the meeting.
          Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

QUORUM AND VOTING
          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or its name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Because the six nominees for director who receive the most votes will be elected, any abstention will not be included in vote totals. Broker non-votes, if any, will not be included in vote totals and will have no effect on any proposal at this meeting.
PRINCIPAL SHAREHOLDERS
          The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 10, 2008 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) certain executive officers and each director and nominee for director of the Company and (iii) all executive officers and directors as a group. To the knowledge of the Company, each of the owners named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.

Name and address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class

Gregory B. Kalush	582,167	(1)	8.2%
S. Thomas Thawley	302,792	(1)	4.6%
Randall E. McComas	216,140	(1)	3.2%
Deborah A. Shute	161,600	(1)	2.4%
James W. Gragg	91,600	(1)	1.4%
Felix V. Diaz	83,540	(2)	1.3%
Paul N. Hug	52,667	(1)	0.8%
Thomas N. Tipton, Jr.	54,800	(1)	0.8%
Michael J. Myers	41,667	(1)	0.6%
Kenneth V. Spenser	41,667	(1)	0.6%
Prasad R. Kallur	30,600	(3)	0.5%
Marc E. DeVinney	19,600		0.3%
Christopher B. Strunk	5,000		0.1%

All executive officers and directors as a group (13 persons)	1,683,840	(4)	22.0%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	549,600	(5)	8.4%

Renaissance Technologies, LLC 800 Third Avenue New York, NY 10022	362,500	(5)	5.5%

(1)	Includes vested options to purchase Common Stock with exercise prices ranging from $4.12-$31.00 per share (fair market value on the respective dates of grant) as follows: Mr. Kalush, 517,500 shares; Mr. Thawley, 55,000 shares; Mr. McComas, 191,540 shares; Ms. Shute, 145,000 shares; Mr.

Gragg, 75,000 shares; Mr. Hug, 45,000 shares; Mr. Tipton, 17,500 shares; Mr. Myers, 35,000 shares; and Mr. Spenser, 35,000 shares.

(2)	Mr. Diaz retired from the Company, effective September 28, 2007.

(3)	Mr. Kallur’s employment with the Company ended, effective March 27, 2008.

(4)	Includes 1,116,540 shares that may be acquired upon exercise of vested stock options.

(5)	Based upon information contained in Schedule 13G filings made prior to March 10, 2008.
ELECTION OF DIRECTORS
          Six directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.
          A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified.
          OUR BOARD OF DIRECTORS AND NOMINATING AND GOVERNANCE COMMITTEE UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.
          Gregory B. Kalush, 51, was elected Chairman of the Board in May 2000. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999. He joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.
          Paul N. Hug, 64, was elected a director in 1984. He has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPAs since 1980. Mr. Hug is a member of the Compensation Committee, the Nominating and Governance Committee and is Chairman of the Audit Committee of the Board of Directors.
          Michael J. Myers, 61, was elected to the Board of Directors in 2002. From 2002 until his retirement in 2006, Mr. Myers served as President and CEO of Coppercom Inc., a provider of networking equipment for telecommunications operators. Mr. Myers served as the President of the Broadband Systems Division of Alcatel from 2000 to 2002 and as Group Vice President for Alcatel’s Networking Systems Group from 1998 to 2000. Prior to 1998, Mr. Myers worked for DSC Communications Corporation, serving as its Executive Vice President and Chief Operating Officer from 1997 to 1998, at its DSC Denmark A/S subsidiary, and as a Group Vice President for its transmission business in 1997. Mr. Myers also had prior experience with Nortel Networks, NCR, and General Motors Corporation. Mr. Myers is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee and the Audit Committee of the Board of Directors.

          Kenneth V. Spenser, 59, was elected a director in 2002. Mr. Spenser is currently the Chief Executive Officer for Entivity Holdings. Mr. Spenser served as President, Chief Executive Officer and Chairman of the Board for Entivity, Inc. or its predecessors from 1997 to 2004. Entivity is a leading provider of PC-based control systems to the automation marketplace. In 2007, Mr. Spenser became President of Better Rehab, LLC. Better Rehab was founded by orthopedic surgeons, exercise physiologists and rehabilitation specialists to assist patients of total joint replacements. Prior to founding Entivity, Mr. Spenser served as Vice President for Texas Instruments’ Information Technology Group and as General Manager for Autodesk’s Mechanical Division. Mr. Spenser spent ten years on active duty as a naval aviator and twelve years in the Naval Reserves, retiring in 1993 with the rank of Captain. Mr. Spenser is a member of the Nominating and Governance Committee and the Audit Committee of the Board of Directors.
          Christopher B. Strunk, 59, was elected a director in 2007. Prior to his retirement in 2004, Mr. Strunk served as Senior Vice President, North American Sales for Alcatel, a leading worldwide provider of communications infrastructure, from 2002 to 2004. He was Vice President Sales-Bell Atlantic/Verizon for Alcatel from 1998 to 2002. Prior to 1998, Mr. Strunk was Regional Vice President-Sales for DSC Communications Corporation. Mr. Strunk also had prior experience with Granger Associates, AT&T, Bell of Pennsylvania and Diamond State Telephone. Mr. Strunk is a member of the Compensation Committee and the Nominating and Governance Committee.
          S. Thomas Thawley, 67, is a co-founder of the Company and has served as Secretary and a director of the Company since its inception in 1977. Mr. Thawley was elected Vice Chairman in May 2000 and is the Chairman of the Nominating and Governance Committee of the Board of Directors.
Committees and Meetings of the Board of Directors
          The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the New Employee and Retention Stock Award Committee. During 2007, the Audit Committee was composed of Mr. Hug, Chairman, Mr. Myers, and Mr. Spenser. The Audit Committee met seven times during 2007. The Audit Committee’s responsibilities are described in the Audit Committee Charter, which is included as an exhibit to this proxy statement (See Exhibit A). During 2007, the Compensation Committee was composed of Mr. Myers, Chairman, Mr. Hug and Mr. Strunk. The Compensation Committee met four times during 2007 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. During 2007, the Nominating and Governance Committee was composed of Mr. Thawley, Chairman, Mr. Hug, Mr. Myers, Mr. Spenser and Mr. Strunk. The Nominating and Governance Committee is responsible for considering and approving nominees for election as director, and the other responsibilities set forth in its charter. The Nominating and Governance Committee met two times during 2007. In 2007, the New Employee and Retention Stock Award Committee was composed of one member, Mr. Kalush. The New Employee and Retention Stock Award Committee has the authority to grant stock options and restricted stock under the 2004 Long-Term Stock Incentive Plan to newly hired employees of the Company and, for retention purposes, to existing employees of the Company.
          The Board of Directors held seven meetings during the year ended December 31, 2007. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which such director served.
          The Company encourages board members and nominees for director to attend the annual meeting of shareholders. All current board members attended the Company’s 2007 annual meeting of shareholders.
Compensation of Directors

          The following table sets forth the compensation amounts paid to our non-employee directors, who during 2007 were Mr. Hug, Mr. Myers, Mr. Spenser, Mr. Strunk and Mr. Thawley.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)
Paul N. Hug	32,500		32,500

Michael J. Myers	30,500		30,500

Kenneth V. Spenser	25,200		25,200

Christopher B. Strunk (2)	22,300	49,550	71,850

S. Thomas Thawley	23,000		23,000

(1)	In May 2007, Mr. Strunk was granted a restricted stock award under the 2004 Long-Term Stock Incentive Plan. He was issued 5,000 shares of restricted stock. These shares were granted at a price of $9.91 per share (fair market value on the date of grant) and will vest ratably over a three year period provided he remains a director of the Company until the respective vesting dates. There were no other awards granted to non-employee directors during 2007.

(2)	Mr. Strunk was a newly elected board member in 2007 and as such received a one time payment of $5,000 for his election to the board.
Each non-employee member of the Board of Directors received a quarterly cash retainer of $5,000 for his service. Each committee chairman, except the audit committee chair, received an annual retainer fee of $3,000. The Audit Committee Chairman received an annual retainer fee of $5,000. Each non-employee director of the Compensation Committee, including the chairman, received an annual retainer of $2,300. Each non-employee director of the Audit Committee, including the chairman, received an annual retainer of $5,200. Non-employee directors are expected to receive the same compensation during 2008. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board of Directors or any committee of the Board of Directors.
AUDIT COMMITTEE
          The Audit Committee of the Board of Directors is currently composed of Mr. Hug, Chairman, Mr. Myers, and Mr. Spenser. The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company’s internal controls and financial reporting process.
Audit Committee Charter
          The Board of Directors has adopted and maintains a written charter for the Audit Committee. A copy of the Audit Committee Charter is included as an exhibit to this proxy statement (See Exhibit A).
Audit Committee Member Independence
          The Board of Directors has made the determination that all members of the Audit Committee are independent as defined in the applicable listing standards of the NASDAQ Global Market.

Financial Expert
          The Board of Directors has determined that Mr. Hug meets the SEC criteria of an “audit committee financial expert.” Mr. Hug has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPAs since 1980, and as such, has participated in dealing with accounting, auditing, internal control, and risk management issues.
Report of Audit Committee
March 24, 2008
To the Board of Directors of Interphase Corporation:
          We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2007.
          We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
          We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.
          Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
THE AUDIT COMMITTEE
Paul N. Hug, Chairman
Kenneth V. Spenser
Michael J. Myers
NOMINATING AND GOVERNANCE COMMITTEE
          The members of the Nominating and Governance Committee are Mr. Thawley, Chairman, Mr. Hug, Mr. Myers, Mr. Spenser and Mr. Strunk. All members of the Committee meet the independence requirements of the NASDAQ Global Market.
          The responsibilities of the Nominating and Governance Committee are to identify individuals qualified to serve as Directors of the Company consistent with criteria developed by the Nominating and Governance Committee and approved by the Board. The Nominating and Governance Committee shall recommend that the Board select the Director nominees for the next annual meeting of shareholders; develop and recommend to the Board corporate governance principles applicable to the Company; and oversee the evaluation of the Board and the Company by the Directors. The Company has adopted a

Nominating and Governance Committee Charter, which is available on the Company’s website at www.interphase.com.
          The Nominating and Governance Committee proposes and the Board of Directors adopts guidelines for identifying and evaluating Director candidates. Under those guidelines, the Nominating and Governance Committee shall consider a number of factors when identifying potential nominees, including: applicable requirements of law and of the NASDAQ Global Market, independence from management, diversity, relevant business experience, good business judgment, specific expertise, strength of character, integrity and reputation, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal restraints, corporate governance background, financial and accounting background and education, executive compensation background and other factors deemed appropriate in adding value to the composition of the existing Board of Directors and its size and structure.
          In all cases, Directors should have expertise that will be useful to the Company, and should possess the highest personal and professional integrity and ethics, and be willing and able to devote the required time to properly serve the Company.
          The Nominating and Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, other Directors or others associated with the Company or with the help of executive search firms (which receive a fee for their services).
          The Nominating and Governance Committee will consider candidates for Director suggested by shareholders applying the criteria for candidates described above and considering the additional information set forth below.
          Shareholders wishing to suggest a candidate for Director should write to our Secretary and include:
a. as to each person whom the shareholder proposes to nominate for election or re-election as a Director:
i.	the name, age, business address and residence of such person,

ii.	the principal occupation or employment of such person,

iii.	the class and number of shares of the Company which are beneficially owned by such person,

iv.	information about each of the factors to be considered by the Committee listed above,

v.	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company,

vi.	detailed information about any relationship or understanding between the shareholder proposing the candidate or any other shareholder and the candidate,

vii.	a statement from the candidate that the candidate is willing to be considered and will serve as a Director if nominated and elected, and

viii.	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

b. as to the shareholder giving the notice:
i.	the name and record address of the shareholder, and

ii.	the class and number of shares of the Company beneficially owned by the shareholder.
          Any shareholder suggested candidates must be submitted no later than December 15, 2008 to be considered for election at the 2009 annual meeting of shareholders.
EXECUTIVE OFFICERS
          The current executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:

			Executive
			Officer of
			the Company
Name	Age	Position(s) Held with the Company	Since
Gregory B. Kalush	51	Chairman of the Board, Chief Executive Officer and President	1998

Thomas N. Tipton, Jr.	33	Chief Financial Officer, Vice President of Finance and Treasurer	2005

Randall E. McComas	58	Vice President of Global Sales and Customer Support	2002

Deborah A. Shute	45	Vice President of Human Resources and Administration	2002

James W. Gragg	56	Vice President of Operations and Fulfillment	2004

Marc E. DeVinney	46	Vice President of Engineering	2007
          Gregory B. Kalush joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999 and was elected Chairman of the Board in May 2000. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.
          Thomas N. Tipton, Jr. joined the Company in January 2000 as Financial Planning and Analysis Manager. In December 2000, Mr. Tipton became Corporate Controller and Director of Finance, a position he held until December 2005. In August 2005, Mr. Tipton began serving as interim Chief Financial Officer, Vice President of Finance and Treasurer until December 2005 when Mr. Tipton was promoted to Chief

Financial Officer, Vice President of Finance and Treasurer. Prior to joining Interphase, Mr. Tipton served in various positions in the Assurance and Business Advisory practice of Arthur Anderson LLP.
          Randall E. McComas joined the Company in February 2002, as Vice President of Global Sales and Marketing, a position he held until May 2005 when he became Vice President of Global Sales and Customer Support. Prior to joining Interphase, Mr. McComas served as General Manager of Business Development, a position he held since 1998, for Scient, an enterprise organizational consulting firm. In that position Mr. McComas was responsible for overseeing all industry business units and delivery units for Scient, including sales and marketing. Prior to 1998, Mr. McComas was Vice President and General Manager of Telecommunications for Scient, managing the global telecom and utilities business units for that company. Mr. McComas also spent 15 years at IBM, where he held various positions in the telecom and media industries, including Vice President of Telecommunications for IBM’s global telecom and media business, and Vice President of Marketing and Strategy, managing IBM’s worldwide telecom business including the wireline and wireless carriers.
          Deborah A. Shute joined the Company in January 1999, as Director of Human Resources. In November 1999, Ms. Shute became Vice President of Human Resources. In January 2001, Ms. Shute became Vice President of Human Resources and Administration. Prior to joining Interphase, Ms. Shute was Senior Director of Human Resources for Packard Bell NEC in Sacramento, California.
          James W. Gragg joined the Company in September 1998, as Manufacturing/Test Engineering Manager. In 2000, Mr. Gragg became Director of Manufacturing and Operations, a position he held until November 2004 when he became Vice President of Operations and Fulfillment. Prior to joining Interphase, Mr. Gragg held various technical leadership roles including Hardware Design Engineering Manager at Compaq Computer Corporation, Vice President of Engineering for MSD Systems and also Test Engineering Manager for Mostek Corporation. Mr. Gragg also had his own engineering consulting company, Emtech, Inc., for over 10 years.
          Marc E. DeVinney joined the Company in August 2007, as Vice President of Engineering. Prior to joining Interphase, Mr. DeVinney spent 25 years with Alcatel, serving in various capacities. Most recently Mr. DeVinney served as Director, Mobile Solutions Circuit Core from 2005 to 2006 and as Program Manager, CTO Product Engineering from 2001 to 2005.
Employment Agreement Summaries
          Each executive has an employment agreement that defines the terms and conditions of his or her employment at the Company. In some cases, the employment agreement may be supplemented by certain current stock option agreements and/or restricted stock agreements. In all cases, the summaries set forth below are qualified in their entirety by the terms of the employment agreements and stock agreements. A summary of the Change in Control provisions contained in the employment agreements are described in the section entitled “Summary of Termination and Change in Control Arrangements”.
          Gregory B. Kalush. The Board of Directors approved Mr. Kalush’s current employment agreement, effective March 12, 2000, pursuant to which the Company employs Mr. Kalush as its Chief Executive Officer and President. This agreement provided for a base salary from March 2000 until March 2003 of at least $250,000 per year. A new two-year term began in April 2007 and provided for the same base salary. As of April 2008 his current base salary is $325,000. The employment agreement will continue for successive two-year terms, unless either Mr. Kalush or the Company gives notice to the other more than 30 days prior to the expiration of the then-current term that the agreement will not be renewed.

In addition, in accordance with his employment agreement, Mr. Kalush is entitled to an annual bonus based upon his annual bonus target established by the Compensation Committee.
          If the Company elects not to renew Mr. Kalush’s employment agreement or terminates Mr. Kalush without cause, then Mr. Kalush will be entitled to receive severance payments in the amount of three (3) years base salary and will be given an additional period of up to three (3) years to exercise his options. If Mr. Kalush dies or the Company terminates Mr. Kalush’s employment agreement by reason of disability, then Mr. Kalush will be entitled to receive (i) compensation in the amount of two (2) years base salary, (ii) payment of two (2) years of his annual bonus, and (iii) an additional period of up to three (3) years to exercise his options. Mr. Kalush’s employment agreement permits the Company to terminate Mr. Kalush without further compensation for overt misconduct.
          Thomas N. Tipton Jr. The Board of Directors approved Mr. Tipton’s current employment agreement, effective December 19, 2005, pursuant to which the Company employs Mr. Tipton as its Chief Financial Officer and Vice President of Finance, at a base salary of at least $150,000 per year, his current base salary is $185,000. The employment agreement automatically renews for successive six month periods, unless either Mr. Tipton or the Company gives written notice to the other 30 days prior to the expiration of the then current term that the agreement will not be renewed, or Mr. Tipton is terminated for cause. In addition, in accordance with his employment agreement, Mr. Tipton (i) received in December 2005, 10,000 shares of restricted stock under the Company’s 2004 Long-Term Stock Incentive Plan, and (ii) is entitled to an annual bonus based upon his annual bonus target established by the Compensation Committee.
          Mr. Tipton’s employment agreement permits the Company to terminate Mr. Tipton without further compensation for cause, which includes death or disability. If the Company terminates Mr. Tipton without cause or for non-renewal, Mr. Tipton will receive six (6) months severance pay at his base salary.
          Randall E. McComas. The Board of Directors approved Mr. McComas’ current employment agreement, effective February 15, 2002, pursuant to which the Company employs Mr. McComas, at a base salary of at least $225,000 per year, his current base salary is $235,000. The employment agreement automatically renews for successive 12-month periods, unless either Mr. McComas or the Company gives written notice to the other 30 days prior to the expiration of the then current term that the agreement will not be renewed or Mr. McComas is terminated for cause. In addition, in accordance with his employment agreement, Mr. McComas (i) received in February 2002, a non-qualified stock option for 40,597 shares of Common Stock, and an incentive stock option for 59,403 shares of Common Stock, all with a ten year term and with an exercise price of $5.05 per share, and (ii) is entitled to an annual bonus based upon his annual bonus target established by the Compensation Committee.
          Mr. McComas’ employment agreement permits the Company to terminate him without further compensation for “cause” as defined in the employment agreement, which includes death and disability. If the Company terminates Mr. McComas without cause or for non-renewal, Mr. McComas will receive as severance pay up to nine (9) months base salary compensation.
          Deborah A. Shute. The Board of Directors approved Ms. Shute’s current employment agreement, effective November 24, 1999, pursuant to which the Company employs Ms. Shute, at a base salary of at least $130,000 per year, her current base salary is $158,000. The employment agreement is at-will, and thus, either party may terminate the relationship at any time for any reason subject to a 30 day written notice. In addition, in accordance with her employment agreement, Ms. Shute (i) received in November 1999, a non-qualified stock option for 10,000 shares of Common Stock, with a ten year term and an exercise price of $31.00 per share, and (ii) is entitled to an annual bonus based upon her annual bonus target established by the Compensation Committee.
          Ms. Shute’s employment agreement permits the Company to terminate her due to death or disability and entitles her to receive a pro-rated bonus. If the Company terminates Ms. Shute for reasons other than willful neglect, she will receive six (6) months severance pay at her base salary provided she executes a general release of all claims against the Company.
          James W. Gragg. The Board of Directors approved Mr. Gragg’s current employment agreement, effective November 1, 2004, pursuant to which the Company employs Mr. Gragg, at a base salary of at least $150,000 per year, his current base salary is $175,000. The employment agreement automatically renews for successive six month periods, unless either Mr. Gragg or the Company gives written notice to the other 30 days prior to the expiration of the then current term that the agreement will not be renewed or Mr. Gragg is terminated for cause. In addition, in accordance with his employment agreement, Mr. Gragg (i) received in November 2004, a non-qualified stock option for 2,959 shares of Common Stock, and an incentive stock option for 7,041 shares of Common Stock, all with a ten year term and with an exercise price of $7.20 per share, and (ii) is entitled to an annual bonus based upon his annual bonus target established by the Compensation Committee.
          Mr. Gragg’s employment agreement permits the Company to terminate Mr. Gragg without further compensation for cause, which includes death and disability. If the Company terminates Mr. Gragg without cause or for non-renewal, Mr. Gragg will receive six (6) months severance pay at his base salary.
          Marc E. DeVinney. The Board of Directors approved Mr. DeVinney’s current employment agreement, effective August 31, 2007, pursuant to which the Company employs Mr. DeVinney, at a base salary of at least $170,000 per year, his current base salary is $175,000. The employment agreement automatically renews for successive six month periods, unless either Mr. DeVinney or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed or Mr. DeVinney is terminated for cause. In addition, in accordance with his employment agreement, Mr. DeVinney (i) received a grant of 10,000 shares of restricted stock and (ii) is entitled to an annual bonus based upon his annual bonus target established by the Compensation Committee.
          Mr. DeVinney’s employment agreement permits the Company to terminate Mr. DeVinney without further compensation for cause, which includes death and disability. If the Company terminates Mr. DeVinney without cause or for non-renewal, Mr. DeVinney will receive six (6) months severance pay at his base salary.
DEPARTURE OF EXECUTIVE OFFICERS
     Effective March 27, 2008, Prasad R. Kallur’s employment with the Company as Vice President of Strategic Marketing ended. Despite Mr. Kallur’s departure from the Company, he will be included in several tables and sections within this proxy statement as he was a named executive officer for 2007 in accordance with Securities and Exchange Commission (“SEC”) rules. Pursuant to his employment agreement, Mr. Kallur will receive compensation for a thirty (30) day notice period required to terminate his employment, as well as, compensation for the remainder of his successor term, which is approximately twenty-five (25) days. In addition, Mr. Kallur will receive six (6) month severance pay at his then-current base salary of $184,000 per year.
     Felix V. Diaz retired from the Company as Vice President of Engineering and Chief Technology Officer, effective September 28, 2007. Despite Mr. Diaz’s departure from the Company, he will be included in several tables and sections within this proxy statement as he was a named executive officer for 2007 in accordance with SEC rules.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Interphase’s Business Environment — Interphase Corporation is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® and AdvancedMC™ solutions to the marketplace.
Objectives and Philosophy of Our Compensation Programs
          Our executive compensation program is driven by our business environment and is designed to enable us to achieve our strategic priorities and adhere to Company values. The program’s objectives are to:
•	Attract, motivate, and retain a team of talented leadership who help ensure our future success;

•	Align executives’ interests with the interests of shareholders;

•	Reward success as a management team in supporting overall business objectives and in obtaining key financial metrics in a lean and flexible environment;

•	Provide a balance between short-term goals and long-term priorities to achieve immediate objectives while also focusing on increasing shareholder value over the long term; and

•	Provide incentives that will stimulate executive behavior such as high performance, integrity, teamwork, and loyalty to achieve defined plan priorities, financial goals, and strategic objectives intended to provide shareholders with a superior rate of return.
          Our compensation programs must be competitive with other programs for similarly placed executives at companies within the telecom and general technology industries. Independent compensation consultants are periodically retained for advice and guidance in assessing whether our executive compensation program is competitive. Executive compensation programs impact all employees by setting general levels of compensation and by helping to create an environment of strategic priorities, incentives, and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.
          The guiding principles of our programs are:
•	Enabling a high-performance organization;

•	Competitiveness in the marketplace in which we compete for talent;

•	Optimization of the cost to us and value to our executives;

•	Global consistency with business-driven flexibility; and

•	Conscientious and thoughtful decision-making and execution delivery.
          To this end, we will measure the success of our programs by:

•	Overall business performance and executive engagement;

•	Ability to attract and retain key executive talent;

•	Costs and business risks that are limited to levels that optimize risk and return; and

•	Executive understanding and perceptions that ensure program value equals or exceeds program cost.
          All of our compensation and benefits for our executives described below have as a primary purpose the ability to attract, motivate, and retain highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. We believe that the performance of our executives, considered in light of general economic and industry conditions, our company, and competitive conditions, should be another key basis for determining overall compensation. We also believe that compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management by our executives. Beyond that, different elements are designed to engender different behaviors:
•	Base Salaries are designed to attract and retain executives over time.

•	Long-Term Incentives, generally performance-based restricted stock and restricted stock under the shareholder approved 2004 Long-Term Stock Incentive Plan (“LTSIP”), focus executives’ efforts on the behaviors within the recipient’s control that we believe are necessary to ensure the long-term success of the Company, as reflected in increases to the Company’s stock prices over a period of several years, growth in its earnings per share, and other elements.

•	Annual Cash Incentives are designed to focus executives on the objectives listed in the Company’s plan priorities for a particular year, and other metrics as may be determined during the annual operating plan process.

•	Change in Control and Termination Benefits are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in the marketplace where such protections are commonly offered. These benefits ease an executive’s transition due to an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs. The Change in Control provisions encourage executives to remain focused on the Company’s business in the event of a rumored or actual fundamental corporate change.

          In particular, in determining total compensation, we stress a compensation philosophy that is performance driven with competitive base salaries, but high variability in incentives. We believe that our total compensation is competitive with comparable positions at companies in our industry.
Pay Elements of Our Compensation Programs
          To promote the objectives of our compensation programs, our compensation programs consist of the following principal elements:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	• Core competence in the executive role relative to skills, experience and contributions to the Company	• To provide fixed compensation based on competitive market practice

Annual Cash Incentive	• Contributions toward the Company’s achievement of specified revenue and net income/profitability metrics	• To provide focus on meeting annual goals that lead to our long-term success
• To provide annual performance-based cash incentive compensation
• To motivate achievement of critical annual performance metrics

Restricted Stock:
	• Continued employment with the Company during a specified vesting period	• To attract and retain the best people for the Company
Long-Term Incentives	Performance-based Restricted Stock:	• To provide stock ownership to executives
	• Achievement by executives of key performance metrics for Company success	• To increase the executives’ interest in the Company’s welfare
	• Continued employment with the Company during a specified vesting period	• To promote the success of the Company’s business

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Change in Control and Termination Benefits	• Focused effort by our executives in the event of a rumored or actual fundamental corporate change	• To retain executives and provide continuity of management in the event of an actual or threatened change in control
          The use of these programs enables us to reinforce our “pay for performance” philosophy, as well as strengthens our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention. Additionally, the Compensation Committee maintains flexibility, enabling management and the Board to make decisions regarding executive compensation based on the needs of the business and to recognize different levels of individual contribution.
How Each Pay Element is Determined
          The components of our compensation program are determined as follows:
          Base Salary. Base salaries are determined based on competitive market practice and our ability to attract, motivate, and retain executives. Base salaries for our executive officers are reviewed on an annual basis, and adjusted where appropriate. Salary ranges are established for each executive officer based on the marketplace median for that position and a salary is assigned to the executive within that range based on individual performance, prior experience and contribution to the financial goals and strategic objectives of the Company. With the exception of Mr. Kalush who received a base salary adjustment in July 2007 and Ms. Shute who received a base salary adjustment in November 2004, executive base salaries had not been adjusted since 2000 except for promotion-related increases. During 2007, the Compensation Committee commissioned an independent compensation firm to conduct a comprehensive analysis of competitive companies. As a result of the firm’s findings a comparison group of 21 companies (“comparison group”) was selected from publicly traded U.S. companies classified under the Global Industry Classification System (GICS) as Communications Equipment, Computer Storage and Peripherals and Electronic Manufacturing Services. The 21 companies included in the comparison group were Airspan Networks, Avici Systems, Communications Systems, Dataram, Ditech Networks, Endwave, Isco International, Lantronix, Network Engines, NMS Communications, Packeteer, PC TTEL, Performance Technologies, Proxim Wireless, RF Industries, Radisys, Relm Wireless, Socket Communications, Staktek Holdings, Telknonet and Verso Technologies. Based on this comparison group and the findings of the independent firm, there was an adjustment made to base salaries in the first quarter 2008 for our executives.
          Annual Cash Incentives. Executive bonuses are intended to link executive compensation with the attainment of defined Company goals on an annual basis. Each fiscal year during the annual planning process, the Compensation Committee, after consulting with management of the Company, establishes business and financial targets for the Company. Annual bonus targets are established based upon these business and financial targets. Annual bonuses for our executives are reviewed and paid in February after the audit of the Company’s financial results is substantially completed. For 2007, executive bonuses were based upon the achievement of certain minimum revenue and net income targets. The revenue achievement accounts for 60% of the bonus calculation while the net income achievement accounts for 40%. A certain percentage achievement in the revenue portion will result in a specified percentage payout of the 60% portion of the bonus and likewise for the net income portion. The table below shows the percentage achievement and the resulting payout percentages based on the 2007 bonus plan. For 2007, the Compensation Committee approved revenue and net income achievement targets at the 100% achievement levels were higher than the actual revenue and net income achieved in 2006.

Revenue		Net Income
Achievement %	Payout %	Achievement %	Payout %
0.0 — 87.9	0	0.0 — 29.9	0
88.0 — 88.9	10 — 20	30.0 — 74.9	10 — 54
90.0 — 92.9	20 — 35	75.0 — 100.0	56 — 100
95.0 — 97.4	50 — 75	100.1 +	100.1 +
97.5 — 100.0	75 — 100
100.1 — 109.0	100 + 2X
Accelerator
109.1 —	100 + 3X
Accelerator
The revenue accelerators apply only to the achievement in excess of 100%, therefore a 101% revenue achievement equals a 102% revenue payout. The maximum bonus payout is capped at 200% of the total bonus pool. The sliding scale of target performance is used by the Compensation committee in determining bonuses to be paid to the executives; however the Compensation Committee has full and complete discretion in making its final bonus determinations for a portion (approximately 20%) of the bonus pool. As shown in the Summary Compensation Table, no executive bonuses were paid for 2007.
          Long-Term Incentives. We had regularly granted stock options to our executives since 1998 under the shareholder approved Amended and Restated Stock Option Plan. Beginning in 2004, a new program was adopted under the 2004 Long-Term Stock Incentive Plan, which was also approved by shareholders, in response to emerging best practices in the competitive marketplace. This program, which in addition to incentive stock options and non-qualified stock options allows for grants of stock appreciation rights and phantom stock, restricted stock, and performance shares, replaced the traditional stock option program under the Amended and Restated Stock Option Plan.
          The Compensation Committee approves grants under the 2004 Long-Term Stock Incentive Plan that provide additional incentives and align the executives’ long-term interests with those of the shareholders of the Company by tying a portion of executive compensation to the long-term performance of the Company’s stock price. Annual equity grants for our executives are reviewed in February after the audit of full year financial results is substantially completed. This is the Company’s principal long-term incentive to executives.
          The Compensation Committee recommends equity to be granted to an executive with respect to restricted stock or performance-based restricted stock based on the principal following elements including, but not limited to:
•	President and Chief Executive Officer’s recommendation;

•	Relevant and validated external market data on executive compensation;

•	Management role and contribution to the management team;

•	Job responsibilities and past performance;

•	Future anticipated contributions;

•	Corporate performance; and

•	Existing vested and unvested equity holdings.
          Determination of equity grant amounts is not made in accordance with a strict formula, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both individual and corporate performance and the value of equity grants of comparable executives at comparable companies performed by outside executive compensation consultants hired by the Compensation Committee. Equity grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility. We have not been granting stock options in recent years, but rather have been granting restricted stock and performance-based restricted stock. The Compensation Committee believes annual equity grants more closely align the long-term interests of executives with those of shareholders and assist in the retention of key executives.
          Retirement Benefits, Welfare Benefits, and Additional Benefit and Perquisites. We provide standard employee benefit programs to our executives, including a 401(k) plan and welfare plans such as medical, dental and life insurance benefits, which are generally available to all employees. We are very mindful of the total cost of benefits and the impact they have on all employees. Therefore, with only one exception related to a life insurance premium of approximately $1,600 per year paid by the Company for the CEO, executives do not receive any benefit or perquisite which is different than the rest of our eligible employees, nor do they receive any benefit at a lower cost than the rest of our eligible employees.
Tax Deductibility Considerations
          At this time, based on our current executive compensation structure, we do not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Section 162(m) of the Internal Revenue Code, except with respect to the 2004 Long-Term Stock Incentive Plan.
Compensation Committee
          The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by the Board of Directors, which is available on the Company’s website at www.interphase.com. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our seven executives: the President and Chief Executive Officer, the Chief Financial Officer, the Vice President of Global Sales and Customer Support, the Vice President of Engineering, the Vice President of Strategic Marketing, the Vice President of Human Resources and Administration, and the Vice President of Operations and Fulfillment. The Compensation Committee does not delegate any of its functions to others in setting compensation.
          When establishing base salaries, cash bonuses and equity grants for each of the executives, the Compensation Committee considers the recommendations of the President and Chief Executive Officer, the executive’s role and contribution to the management team, responsibilities and performance during the past year and future anticipated contributions, corporate performance, and the amount of total compensation paid to executives in similar positions at comparable companies as provided by an independent compensation firm.

          The Compensation Committee generally sets the compensation of the executives at levels that are competitive with similarly situated technology companies. When setting the compensation of each of the executives, the Compensation Committee considers all of the factors set forth above, but does not assign any specific weighting or apply any formula to these factors. The Compensation Committee gives consideration to the recommendations of the President and Chief Executive Officer and may accept or adjust those recommendations. The Compensation Committee also makes the sole determination of the compensation of the President and Chief Executive Officer.
Summary Compensation Table
          A summary compensation table has been provided below and includes individual compensation information on the Chief Executive Officer, Chief Financial Officer and our four other most highly paid executive officers at the end of 2007, as well as one of our executive officers who retired prior to December 31, 2007, whose total compensation for 2007 exceeded $100,000, whom we refer to in this proxy statement as the named executive officers.

				Stock		All Other
Name and Principal				Awards		Compensation	Total
Position	Year	Salary ($)	Bonus ($)	($) (1)		($) (2)	($)
Gregory B. Kalush	2007	260,869	—	116,850	(3)	8,372	386,091
Chairman of the Board,	2006	250,000	204,600	85,050	(4)	8,220	547,870
Chief Executive Officer and President

Thomas N. Tipton Jr.	2007	150,000	—	34,710	(3)	4,500	189,210
Chief Financial Officer,	2006	150,000	40,700	146,500	(4)	4,500	341,700
Treasurer and Vice President of Finance

Randall E. McComas	2007	225,000	—	28,925	(3)	6,750	260,675
Vice President of	2006	225,000	102,300	—	(4)	6,596	333,896
Global Sales and Customer Support

Prasad R. Kallur (5)	2007	175,000	—	34,710	(3)	5,250	214,960
Vice President of	2006	175,000	40,900	—	(4)	5,250	221,150
Strategic Marketing

James W. Gragg	2007	150,000	—	23,140	(3)	4,500	177,640
Vice President of	2006	150,000	40,700	—	(4)	4,500	195,200
Operations and Fulfillment

Deborah A. Shute	2007	150,000	—	23,140	(3)	4,500	177,640
Vice President of	2006	144,869	40,900	—	(4)	4,346	190,115
Human Resources and Administration

Felix V. Diaz (6)	2007	146,250	—	86,775		—	233,025
Former Vice President	2006	195,000	61,400	—	(4)	5,850	262,250
of Engineering and Chief Technology Officer

(1)	All stock awards were in the form of restricted stock awards. All restricted stock awards are valued at the fair market value on the date of grant. Unless otherwise stated, restricted stock awards vest over a four year period and do not have performance conditions tied to the award.

(2)	“All other compensation” consists of accrued matching and discretionary (as defined) payments by the Company pursuant to its 401(k) plan for all named executive officers and with respect to Mr. Kalush an additional amount of $1,622 for premium paid on a life insurance policy. The table does not include the cost to the Company of benefits furnished to named executive officers, including premiums for life and health insurance which benefits are also provided to employees.

(3)	Certain grants in February 2007, not included in the Summary Compensation Table, were performance based with a four year vesting period, and were cancelled on February 7, 2008 as the performance criteria was not satisfied. Mr. Kalush (10,000 shares or $115,700), Mr. Tipton (6,000 shares or $69,420), Mr. McComas (5,000 shares or $57,850), Mr. Kallur (6,000 shares or $69,420), Mr. Gragg (4,000 shares or $46,280) and Ms. Shute (4,000 shares or $46,280) all had shares cancelled which had a grant date value of $11.57 per share.

(4)	Certain grants in February 2006, not included in the Summary Compensation Table, were performance based with a four year vesting period, and were cancelled on February 8, 2007 as the performance criteria was not satisfied. Mr. Kalush (15,000 shares or $81,000), Mr. Tipton (9,000 shares or $48,600), Mr. McComas (7,500 shares or $40,500), Mr. Kallur (9,000 shares or $48,600), Mr. Gragg (6,000 shares or $32,400), Ms. Shute (6,000 shares or $32,400), and Mr. Diaz (7,500 shares or $40,500), all had shares cancelled which had a grant date value of $5.40 per share. Mr. Kalush received an additional grant of performance based restricted stock in February 2006 of 10,000 shares at $5.40 where the performance criteria was achieved and therefore the restricted stock vested in February 2007.

(5)	Mr. Kallur’s employment with the Company ended, effective March 27, 2008.

(6)	Mr. Diaz retired from the Company, effective September 28, 2007. As a result of his retirement he did not achieve the vesting requirement for his 2007 grants and they were all cancelled.

2007 Grants of Plan-Based Awards
          The following table sets forth information on grants of plan-based awards in 2007 to the named executive officers.

			Estimated Future Payouts Under				Closing	Grant Date
			Equity Incentive Plan Awards				Price on	Fair
							Grant	Value of Stock
	Grant		Threshold	Target	Maximum	All Other	Date	and Option
Name	Date		(#)	(#)	(#)	Stock Awards	($ / Sh)	Awards ($)
Gregory B. Kalush	2/7/07		—	—	—	5,000	11.57	57,850
	2/7/07	(1)	—	10,000	—	—	11.57	115,700
	7/25/07		—	—	—	5,000	11.80	59,000

Thomas N. Tipton Jr.	2/7/07		—	—	—	3,000	11.57	34,710
	2/7/07	(1)	—	6,000	—	—	11.57	69,420

Randall E. McComas	2/7/07		—	—	—	2,500	11.57	28,925
	2/7/07	(1)	—	5,000	—	—	11.57	57,850

Prasad R. Kallur (2)	2/7/07		—	—	—	3,000	11.57	34,710
	2/7/07	(1)	—	6,000	—	—	11.57	69,420

James W. Gragg	2/7/07		—	—	—	2,000	11.57	23,140
	2/7/07	(1)	—	4,000	—	—	11.57	46,280

Deborah A. Shute	2/7/07		—	—	—	2,000	11.57	23,140
	2/7/07	(1)	—	4,000	—	—	11.57	46,280

Felix V. Diaz (3)	2/7/07		—	—	—	2,500	11.57	28,925
	2/7/07		—	5,000	—	—	11.57	57,850

(1)	Restricted stock awards are valued at the fair market value on the date of grant. This grant was conditional based on performance criteria in 2007; if the criteria was achieved there would be a resulting four year vesting period. The performance criteria was not achieved and therefore the grant was cancelled in February 2008.

(2)	Mr. Kallur’s employment with the Company ended, effective March 27, 2008.

(3)	Mr. Diaz retired from the Company effective September 28, 2007; as such he did not meet the required service term for vesting and all of his 2007 grants were cancelled.
Narrative to Summary Compensation Table and 2007 Grants of Plan-Based Awards
          See Compensation Discussion and Analysis as well as the Employment Agreement Summaries for a complete description of compensation elements pursuant to which the amounts listed under the Summary Compensation Table and 2007 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based.

Outstanding Equity Awards at Year-End
The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards			Stock Awards
							Equity Incentive
							Plan Awards:	Equity Incentive
					Market		Number of	Plan Awards:
	Number of			Number of	Value of		Unearned	Market or Payout Value
	Securities			Shares or	Shares or		Shares, Units	of Unearned
	Underlying			Units of	Units of		or Other	Shares, Units or Other
	Unexercised	Option		Stock That	Stock That		Rights That	Rights That
	Options	Exercise	Option	Have Not	Have Not		Have Not	Have Not
	(#)	Price	Expiration	Vested	Vested		Vested	Vested
Name	Exercisable	($)	Date	(#)	($)		(#)	($)
Gregory B. Kalush	—	—		5,000	51,600	(1)	—	—
	—	—		—	—		10,000	103,200	(1) (2)
	—	—		5,000	51,600	(1)	—	—
	—	—		3,333	34,397	(1)	—	—
	—	—		12,600	130,032	(1)	—	—
	5,000	8.50	5/5/2014	—	—		—	—
	50,000	11.45	3/16/2014	—	—		—	—
	50,000	5.88	6/5/2013	—	—		—	—
	10,000	5.61	5/7/2013	—	—		—	—
	10,000	4.60	5/1/2012	—	—		—	—
	50,000	4.83	1/16/2012	—	—		—	—
	10,000	7.53	5/2/2011	—	—		—	—
	62,500	8.00	3/2/2001	—	—		—	—
	100,000	13.88	5/30/2010	—	—		—	—
	10,000	17.81	5/3/2010	—	—		—	—
	50,000	23.00	10/20/2009	—	—		—	—
	100,000	7.31	3/12/2009	—	—		—	—
	10,000	6.00	8/26/2008	—	—		—	—

Thomas N. Tipton Jr.	—	—		3,000	30,960	(1)	—	—
	—	—		—	—		6,000	61,920	(1) (2)
	—	—		9,000	92,880	(1)	—	—
	—	—		7,000	72,240	(1)	—	—
	—	—		1,610	16,615	(1)	—	—
	3,500	5.88	6/5/2013	—	—		—	—
	4,000	4.12	7/26/2011	—	—		—	—
	7,000	9.16	12/7/2010	—	—		—	—
	3,000	17.50	1/25/2010	—	—		—	—

Randall E. McComas	—	—		2,500	25,800	(1)	—	—
	—	—		—	—		5,000	51,600	(1) (2)
	—	—		8,750	90,300	(1)	—	—
	50,000	11.45	3/16/2014	—	—		—	—
	50,000	5.88	6/5/2013	—	—		—	—
	91,540	5.05	2/15/2012	—	—		—	—
Prasad R. Kallur (3)	—	—		3,000	30,960	(1)	—	—
	—	—		—	—		6,000	61,920	(1) (2)
				12,600	130,032	(1)	—	—
James W. Gragg	—	—		2,000	20,640	(1)	—	—
	—	—		—	—		4,000	41,280	(1) (2)
	—	—		3,500	36,120	(1)	—	—
Deborah A. Shute	—	—		2,000	20,640	(1)	—	—
				—	—		4,000	41,280	(1) (2)
	—	—		3,500	36,120	(1)	—	—
Felix V. Diaz (4)	—	—		—	—		—	—

(1)	Restricted stock awards were valued at the fair market value of the Company common stock price on December 31, 2007 ($10.32).

(2)	This grant was conditional based on performance criteria in 2007; if the criteria was achieved there would be a resulting four year vesting period. The performance criteria was not achieved and therefore the grant was cancelled in February 2008.

(3)	Mr. Kallur’s employment with the Company ended, effective March 27, 2008.

(4)	Mr. Diaz retired from the Company, effective September 28, 2007.
Option Exercises and Stock Vesting
          The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Gregory B. Kalush	46,200	188,305	15,267	150,527

Thomas N. Tipton Jr.	—	—	3,460	34,676

Randall E. McComas	—	—	2,500	23,350

Prasad R. Kallur (1)	—	—	3,600	33,084

James W. Gragg	—	—	1,000	9,340

Deborah A. Shute	—	—	1,000	9,340

Felix V. Diaz (2)	162,000	733,462	2,500	23,350

(1)	Mr. Kallur’s employment with the Company ended, effective March 27, 2008.

(2)	Mr. Diaz retired from the Company, effective September 28, 2007.
Pension Benefits and Non-Qualified Defined Contribution Plans
          None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans or non-qualified defined contribution plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit or non-qualified contribution plans if the Compensation Committee determines that doing so is in our best interests.
Summary of Termination and Change in Control Arrangements
          The following summaries set forth potential payments payable to our named executive officers upon termination of employment or a change in control of the Company under their current employment agreements, certain current stock option agreements and/or restricted stock agreements, and our other compensation programs. The descriptions set forth below are summaries of the terms of the respective employment agreement or stock agreement and are qualified by reference to the provisions of such agreements.
     Gregory B. Kalush. Mr. Kalush’s employment agreement provides for the following termination and severance arrangements:
•	Termination due to Non-Renewal of Employment Agreement or Termination Without Cause. The Company, or Mr. Kalush, can terminate the employment relationship by electing not to renew the employment agreement and giving the other party at least thirty (30) days written notice prior to the expiration of the then current term. If Mr. Kalush elects not to renew his employment agreement, it is treated as a resignation and handled as stated below under “Termination by the Executive (Resignation)”. If the Company elects not to renew Mr. Kalush’s employment agreement, or terminates Mr. Kalush without cause, then Mr. Kalush will be entitled exclusively to the following severance arrangements:
1.	Severance Payments. Mr. Kalush will be paid severance in the amount of three (3) years’ base salary, payable in semi-monthly installments at the current base salary rate at the time. Severance payments will be reduced by any compensation Mr. Kalush receives from other employment during the three (3) year severance period.

2.	Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. If Mr. Kalush has any vested but non-exercised and non-expired Incentive Stock Options at that time (specifically excluding any non-qualified stock options or stock options granted to Mr. Kalush as a director), then the Company will grant a fully-vested non-qualified stock option to Mr. Kalush for the same number of vested shares not exercised and at the same exercise price, with a three-year exercise period beginning on that date.

3.	Non-Qualified Stock Options Provided with an Extended Exercise Period. The exercise period of all non-qualified stock options which have been granted to Mr. Kalush (specifically excluding Mr. Kalush’s incentive stock options and stock options he may have received as a director), which are vested on the date of his termination will be extended three (3) years beginning on the date of Mr. Kalush’s termination.
•	Termination by the Executive (Resignation): If Mr. Kalush resigns or elects not to renew his employment agreement, he is entitled to exercise vested stock options for a period of 90 days following his resignation as an employee of the Company. For vested stock options granted for his service as a director of the Company, Mr. Kalush is entitled to exercise vested stock options for a period of ten years from the grant date of such options in a manner consistent with other directors.
•	Termination due to Death or Disability. In the event Mr. Kalush’s employment is terminated due to death or disability, Mr. Kalush will be entitled to the following:
1.	Severance Payments. Mr. Kalush will be paid severance payments in the amount of two (2) years’ base salary, payable in semi-monthly installments at the current base salary rate at the time of Mr. Kalush’s death or disability.

2.	Bonus Payment. Mr. Kalush will receive payment of two (2) years’ of his annual bonus. The bonus amount will be the greater of the prior fiscal year’s executive bonus payment or 100% of Mr. Kalush’s bonus target for the year in which his employment terminates due to death or disability.

3.	Extended Exercise Period for Non-Qualified Stock Options and Conversion of Incentive Stock Options to Non-Qualified Stock Options.
•	The exercise period of all non-qualified stock options which have been granted to Mr. Kalush (specifically excluding Mr. Kalush’s incentive stock options and stock options he may have received as a director), which are vested on the date of his death or disability will be extended three (3) years beginning on the date of Mr. Kalush’s death or disability.

•	After Mr. Kalush’s death or disability, and termination of employment due to death or disability, if any of his incentive stock options (specifically excluding any non-qualified stock options or stock options granted to Mr. Kalush as a director), which are vested are not exercised prior to their termination, then the Company will grant a fully vested non-qualified stock option to Mr. Kalush or his estate for the same number of shares not exercised at the same exercise prices, with a three-year exercise period beginning on the date of Mr. Kalush’s death or disability.
          If Mr. Kalush’s employment terminates for any reason other than overt misconduct, he would be entitled to the following:
•	Outplacement Services. Mr. Kalush will be entitled to reimbursement for outplacement consulting fees and expenses up to a maximum of 15% of his then current salary.

•	Gross Up Payment. Mr. Kalush will be entitled to a gross up payment if he incurs any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as a result of the receipt of any payments under his agreement. He is entitled to receive a gross up payment such that the net amount retained by Mr. Kalush is equal to the amount of payments that Mr. Kalush is entitled to receive under his agreement.
          If a tender offer or change in control occurs, Mr. Kalush is entitled to receive the following:
•	Acquisition of Shares by One Investor. If during the term of Mr. Kalush’s agreement one investor accumulates 20% or more of the outstanding common stock of the Company (referred to as an “Acquisition”), then in lieu of any other severance program provided for in Mr. Kalush’s agreement and summarized above, Mr. Kalush will receive immediately following the Acquisition the following:
•	A payment in the amount of two (2) years’ base salary at the current base salary amount;

•	An immediate payment equal to two (2) years’ of his annual bonus. The bonus amount will be the greater of the prior fiscal years’ bonus payment or 100% of Mr. Kalush’s bonus target for the year in which the Acquisition occurs;

•	Upon the date of the Acquisition, the exercise period of Mr. Kalush’s non-qualified Stock Options that are vested at that time (specifically excluding Mr. Kalush’s incentive stock options and stock options he may have received as a director) will be extended for three (3) years, beginning on the date of Mr. Kalush’s termination; and

•	If any of Mr. Kalush’s incentive stock options, including the options that fall within the definition of Mr. Kalush’s incentive stock options, which are vested are not exercised prior to their termination, then the Company will grant a fully-vested non-qualified stock option to Mr. Kalush for the same number of vested shares not exercised and at the same exercise price, with a three-year exercise period beginning on the date of Acquisition.

•	If at any time during the term of one of Mr. Kalush’s Restricted Stock Agreements an Acquisition occurs, then, effective on the date of such Acquisition, all of Mr. Kalush’s unvested shares of restricted stock will be released from the forfeiture restrictions and fully vested.
•	Tender or Exchange Offer.
•	If any person or entity makes a tender offer or exchange offer for the common stock of the Company whereby such person or entity would own more than 20% of the outstanding Common Stock of the Company (referred to as the “Tender Offer”), then immediately upon making the Tender Offer, all of Mr. Kalush’s unvested shares of restricted stock will be released from the forfeiture restrictions and fully vested.

•	The unvested shares that are accelerated and released are referred to as “Accelerated Shares”. Any Accelerated Shares are subject to the following restrictions:
1.	the Accelerated Shares shall be tendered to the tender offeror pursuant to the Tender Offer;

2.	if the Tender Offer is not completed, then Mr. Kalush will transfer the Accelerated Shares back to the Company, the acceleration of the Accelerated Shares will be rescinded, Mr. Kalush will be placed in the same position with respect to the Accelerated Shares as he would have been had the Tender Offer never been made and the acceleration had never occurred; and

3.	any assignee or transferee of the Accelerated Shares by will or by law of descent and distribution or otherwise will be subject to the restrictions described in the agreement.
     Thomas N. Tipton, Jr. Mr. Tipton’s employment agreement provides for the following termination and severance arrangements:
•	Termination Without Cause or Non-renewal. In the event the Company elects not to renew Mr. Tipton’s agreement, or if Mr. Tipton is terminated without cause, he shall receive an amount equal to six (6) months severance pay based on his base salary at the time of termination, payable in bi-monthly or bi-weekly installments, subject to reduction by any compensation Mr. Tipton receives from other employment during the severance period.

     Certain of Mr. Tipton’s Restricted Stock Agreements provide for the following change in control arrangements:
•	Change in Control. If at any time during the term of the Restricted Stock Agreement, one investor accumulates 20% or more of the outstanding Common Stock of the Company, then, effective as of the date of such accumulation by that investor, all of Mr. Tipton’s unvested shares of restricted stock will be released from the forfeiture restrictions and fully vested.
     Randall E. McComas. Mr. McComas’ employment agreement provides for the following termination and severance arrangements:
•	Termination Without Cause or Non-renewal. In the event the Company does not renew his agreement, or if Mr. McComas is terminated without cause, he shall receive: (i) the balance of base-salary due under his agreement for the balance of its term on the regular pay dates of the Company; and (ii) severance pay for a period of up to nine (9) months base-salary compensation. Any post-employment payments received by Mr. McComas would be subject to reduction by the amount of any compensation Mr. McComas receives from other employment during the severance period.
     Mr. McComas’ Restricted Stock Agreements provide for the following change in control arrangements:
•	Change in Control. If at any time during the term of the Restricted Stock Agreements (i) one investor accumulates 20% or more of the outstanding Common Stock of the Company and, if, within 12 months thereafter, Mr. McComas’ employment with the Company is terminated either by the Company for reasons other than Cause or by Mr. McComas for Good Reason, or (ii) one investor other than a reporting company under the Exchange Act accumulates 50% or more of the outstanding Common Stock, then effective as of the date of such accumulation by that investor, all of Mr. McComas’ unvested shares of restricted stock will be released from the forfeiture restrictions and fully vested.
     Marc E. DeVinney. Mr. DeVinney’s employment agreement provides for the following termination and severance arrangements:
•	Termination Without Cause or Non-renewal. In the event the Company elects not to renew a term of his agreement, or if Mr. DeVinney is terminated without cause after the expiration of the initial term, he shall receive an amount equal to six (6) months’ severance pay based on his base salary at the time of termination, payable in bi-monthly or bi-weekly installments, subject to reduction by any compensation Mr. DeVinney receives from other employment during the severance period.
     Mr. DeVinney’s Restricted Stock Agreements provide for the following change in control arrangements:
•	Change in Control. If at any time during the term of the Restricted Stock Agreements (i) one investor accumulates 20% or more of the outstanding Common Stock of the Company and, if, within 12 months thereafter, Mr. DeVinney’s employment with the Company is terminated either by the Company for reasons other than Cause or by Mr. DeVinney for Good Reason, or (ii) one investor other than a reporting company under the Exchange Act accumulates 50% or more of the outstanding Common Stock, then effective as of the date of such accumulation by that investor, all of Mr. DeVinney’s unvested shares of restricted stock will be released from the forfeiture restrictions and fully vested.
     Deborah A. Shute. Ms. Shute’s employment agreement provides for the following termination and severance arrangements:
•	Termination Upon Death. In the event of termination due to death, Ms. Shute is entitled to earned, but unpaid salary, pro-rata bonus, and vested stock options.

•	Termination Upon Disability. Ms. Shute’s employment may be terminated in the event of her disability. In the event of termination due to disability, Ms. Shute is entitled to earned, but unpaid salary, pro-rata bonus, and vested stock options.
•	Termination by Executive (Resignation). Ms. Shute may resign her employment at any time upon thirty (30) days written notice to the Chief Executive Officer. Upon resignation by Ms. Shute, she will be entitled to her earned, but unpaid salary and vested stock options.

•	Termination due to Willful Neglect. The Company may terminate Ms. Shute immediately for Willful Neglect of her duties and responsibilities; provided that before a termination occurs, the Board of Directors have given her written notice and thirty (30) days to cure a violation or failure that is considered “Willful Neglect” in her employment agreement. If terminated for Willful Neglect, Ms. Shute will be entitled to her earned, but unpaid salary and vested stock options.

•	Termination for Other than Willful Neglect. The Company may terminate Ms. Shute for any reason or no reason upon thirty (30) days written notice to her. In the event the Company terminates Ms. Shute’s employment for any reason other than Willful Neglect, Ms. Shute will be eligible for six (6) months’ of severance pay at her base salary, payable in bi-weekly installments, provided she executes a general release of claims against the Company. To the extent possible, Ms. Shute will be required to mitigate the amount of any severance payment by seeking other employment. If terminated for any reason other than Willful Neglect, Ms. Shute will also be eligible for pro-rated bonus, vested stock options, and accrued vacation.
     Ms. Shute’s Restricted Stock Agreements provide for the following change in control arrangements:
•	Change in Control. If at any time during the term of the Restricted Stock Agreements (i) one investor accumulates 20% or more of the outstanding Common Stock and, if, within 12 months thereafter, Ms. Shute’s employment with the Company is terminated either by the Company for reasons other than Cause or by Ms. Shute for Good Reason, or (ii) one investor other than a reporting company under the Exchange Act accumulates 50% or more of the outstanding Common Stock, then effective as of the date of such accumulation by that investor, all of Ms. Shute’s unvested shares of restricted stock will be released from the forfeiture restrictions and fully vested.
     James W. Gragg. Mr. Gragg’s employment agreement provides for the following termination and severance arrangements:
•	Termination Without Cause or Non-renewal. In the event the Company elects not to renew a term of his agreement by providing him with thirty (30) days written notice, or if Mr. Gragg is terminated without cause after the expiration of the initial term, he shall receive an amount equal to six (6) months’ severance pay based on his base salary at the time of termination, payable in bi-monthly or bi-weekly installments, subject to reduction by any compensation Mr. Gragg receives from other employment during the severance period.
     Mr. Gragg’s Restricted Stock Agreements provide for the following change in control arrangements:
•	Change in Control. If at any time during the term of the Restricted Stock Agreements (i) one investor accumulates 20% or more of the outstanding Common Stock and, if, within 12 months thereafter, Mr. Gragg’s employment with the Company is terminated either by the Company for reasons other than Cause or by Mr. Gragg for Good Reason, or (ii) one investor other than a reporting company under the Exchange Act accumulates 50% or more of the outstanding Common Stock, then effective as of the date of such accumulation by that investor, all of Mr. Gragg’s unvested shares of restricted stock will be released from the forfeiture restrictions and fully vested.
     For each of these above named executive officers, if their employment with us terminates for any reason other than termination with cause then they will be entitled to receive the above severance and change in control benefits as described specifically for the executive in accordance with the terms and conditions of their individual employment agreements and with our established plans, policies and arrangements, and such other compensation or benefits from us as may be required by law (for example, COBRA coverage).

Potential Payments Upon Termination or Change in Control
          The following table sets forth potential payments payable to our named executive officers upon termination of employment or a change in control. Our Compensation Committee may at its discretion revise, amend or add to these benefits if it deems advisable, to the extent permitted pursuant to such officers’ employment agreements. The table below reflects amounts payable to our named executive officers assuming a change in control and/or their employment was terminated on December 31, 2007:

		Termination
		Without Cause	Termination	Death or	Change in
Name	Benefit	or for Non-Renewal ($)	for Cause ($)	Disability ($)	Control ($)
Gregory B. Kalush (1)	Salary	825,000	—	550,000	550,000
Chairman of the Board, Chief	Bonus	—	—	409,200	409,200
Executive Officer and President	Outplacement services	41,250	41,250	—	—
	Stock Vest Acceleration	—	—	—	370,829

	Total Value	866,250	41,250	959,200	1,330,029

Thomas N. Tipton Jr.	Salary	75,000	—	—	—
Chief Financial Officer, Treasurer	Stock Vest Acceleration	—	—	—	274,615

and Vice President of Finance	Total Value	75,000	—	—	274,615

Randall E. McComas (2)	Salary	168,750	—	—	—
Vice President of Global Sales and	Stock Vest Acceleration	—	—	—	167,700

Customer Support	Total Value	168,750	—	—	167,700

James W. Gragg	Salary	75,000	—	—	—
Vice President of Operations and	Bonus	—	—	—	—
Fulfillment	Stock Vest Acceleration	—	—	—	98,040

	Total Value	75,000	—	—	98,040

Deborah A. Shute	Salary	75,000	—	—	—
Vice President of Human Resources	Bonus	—	—	—	—
and Administration	Stock Vest Acceleration	—	—	—	98,040

	Total Value	75,000	—	—	98,040

(1)	Mr. Kalush will be entitled to a gross up payment if he incurs any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as a result of the receipt of any payments under his agreement. He is entitled to receive a gross up payment such that the net amount retained by Mr. Kalush is equal to the amount of payments that Mr. Kalush is entitled to receive under his employment agreement.

(2)	The table above reflects nine months salary for Mr. McComas. His agreement permits up to nine months of his salary be paid in severance.

Report of the Compensation Committee
March 27, 2008
To the Board of Directors of Interphase Corporation:
We have reviewed and discussed with management the Company’s Compensation Discussion and Analysis.
Based on this review and these discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in Interphase’s annual report on Form 10-K and proxy statement on Schedule 14A.
THE COMPENSATION COMMITTEE
Michael J. Myers, Chairman
Paul N. Hug
Christopher B. Strunk
Compensation Committee Interlocks and Insider Participation
          During 2007, the Compensation Committee was composed of Mr. Myers, Mr. Hug and Mr. Strunk. None of the Company’s executive officers served during the year ended December 31, 2007 as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee.
CERTAIN RELATED TRANSACTIONS
          During 2007, the Company was not a party to any transactions that would require disclosure pursuant to Item 404 of Regulation S-K.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and furnish the Company with a copy. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 2007.
RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS
          Grant Thornton LLP (“Grant Thornton”) served as the independent auditors of the Company for the years ended December 31, 2007 and 2006. The Company’s Audit Committee pre-approves all services performed by the Company’s principal auditor. A representative of Grant Thornton is expected to be present at the annual meeting and will have the opportunity to make a statement and will be available to answer appropriate shareholder questions. At its May 2008 meeting, the Audit Committee of the Board of Directors will conduct its review of the independent auditors’ performance, independence, qualifications and quality controls and will make its formal decision as to the retention of the independent public auditors to audit the

Company’s financial statements for the year ending December 31, 2008, which is expected to be Grant Thornton.
Audit Fees
          During 2007 and 2006, the Company retained its principal auditor, Grant Thornton, to provide services in the following categories and amounts:

	2007	2006

Audit Fees	$174,004	$144,375
Audit-Related Fees	2,500	—
Tax Fees	76,934	19,873
All Other Fees	—	—

Total	$253,438	$164,248
          The Grant Thornton Audit Fees for the year ended December 31, 2007 and 2006 were for professional services rendered for the audit of the consolidated financial statements of the Company, including quarterly reviews.
          The Grant Thornton Tax Fees for the year ended December 31, 2007 were for the preparation of the Company’s 2006 tax returns and consultations regarding the Company’s sales and use tax practices. The Grant Thornton Tax Fees for the year ended December 31, 2006 were for the preparation of the Company’s 2005 tax returns.
          The Grant Thornton Audit-Related Fees for the year ended December 31, 2007 were for consultations regarding internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002.
During 2006, the Company paid its former auditor, PricewaterhouseCoopers LLP (“PwC”), to provide services in the following categories and amounts:

2006
Audit Fees	$7,000
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—

Total	$7,000
          During 2006, PwC provided services for the reissuance of the 2003 audit report.
SHAREHOLDERS’ PROPOSALS
          Any proposals that shareholders of the Company desire to have presented at the 2009 annual meeting of shareholders must be received by the Company at its principal executive offices no later than December 15, 2008, whether or not the shareholder wishes to include the proposal in the Company’s proxy materials.
          A shareholder who wishes to make a proposal at the 2009 annual meeting of shareholders without including the proposal in the Company’s proxy statement must give written notice of that proposal to the Company at its principal executive offices, by February 16, 2009. If a shareholder fails to timely give the notice, then the persons named as proxies in the proxy cards solicited by the Company’s Board of Directors for that meeting will be entitled to vote the proxies held by them regarding that proposal, if properly raised at the meeting, in their discretion.
SHAREHOLDER COMMUNICATIONS
     Shareholders wishing to communicate with the Board of Directors, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Attn: Secretary, Interphase Corporation, Parkway Centre I, 2901 North Dallas Parkway, Suite 200, Plano, Texas 75093. The envelope should indicate that it contains a shareholder communication, and the correspondence must disclose the name of the shareholder submitting the communication and identify the number of shares of stock owned by him (or her) beneficially or of record. In general, all shareholder communications delivered to the secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.
MISCELLANEOUS
          The Annual Report to Shareholders of the Company for 2007, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.
          A copy of the Company’s 2007 Form 10-K has been included with these proxy materials. Exhibits to the Form 10-K are available upon written request and upon payment of a reasonable charge to cover the Company’s cost in providing such exhibits. Written requests should be sent to Investor Relations, Interphase Corporation, Parkway Centre I, 2901 North Dallas Parkway, Suite 200, Plano, Texas, 75093.

By Order of the Board of Directors S. THOMAS THAWLEY Vice Chairman and Secretary

Plano, Texas
April 4, 2008

EXHIBIT A
AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS OF
INTERPHASE CORPORATION
Effective December 10, 2007
CHARTER
1. Overall purpose and objectives
The audit committee is appointed by the board of directors to assist the board in discharging its oversight responsibilities. The audit committee will oversee the financial reporting process to ensure the balance, transparency and integrity of published financial information. The audit committee will also review: the effectiveness of the company’s internal financial control and risk management system; the independent audit process including appointing and assessing the performance of the external auditor; the company’s process for monitoring compliance with laws and regulations affecting financial reporting; and its code of business conduct.
In performing its duties, the committee will maintain effective working relationships with the board of directors, management, and the external auditors. To perform his or her role effectively, each committee member will develop and maintain his or her skills and knowledge, including an understanding of the committee’s responsibilities and of the company’s business, operations and risks.
2. Authority
The board authorizes the audit committee, within the scope of its responsibilities, to:
2.1	Perform activities within the scope of its charter.

2.2	Engage independent counsel and other advisers as it deems necessary to carry out its duties.

2.3	Ensure the attendance of company officers at meetings as appropriate.

2.4	Have unrestricted access to members of management, employees, third parties and relevant information.

2.5	Establish procedures for dealing with concerns of employees regarding accounting, internal control or auditing matters.

2.6	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters.

2.7	Be directly responsible for the appointment, compensation, retention, and oversight of the work of, the external auditor.

2.8	Approve all audit engagement fees and terms as well as reviewing policies for the provision of non-audit services by the external auditors and the framework for pre-approval of such services.

2.9	Approve the public release of quarterly and annual financial results.

2.10	Approve all “related-party” transactions.

3. Organization
Membership
3.1	The board of directors will select the audit committee members and the chairman of the audit committee.

3.2	The audit committee will comprise at least three members and all members shall be independent non-executive directors of the company.

3.3	A quorum of any meeting will be two thirds of the members.

3.4	Each member shall have skills and experience appropriate to the company’s business.

3.5	Each member shall be financially literate; at least one member shall be designated as a financial expert.

3.6	Members will be appointed for a one year term of office.

3.7	The chairman of the audit committee will function as its secretary.
Meetings
3.8	Only committee members are entitled to attend meetings. The audit committee may invite such other persons (e.g., the chief executive officer, chief financial officer, corporate controller, external audit engagement partner) to its meetings, as it deems necessary.

3.9	The external auditors should be invited to make presentations to the audit committee as appropriate.

3.10	Meetings shall be held not less than five times a year, including once each quarter to review financial results.

3.11	Special meetings may be convened as required. The chairman will convene a meeting if requested by the external auditors.

3.12	The chairman shall circulate the agenda and supporting documentation to the audit committee members a reasonable period in advance of each meeting. The chairman shall also create an agenda for the ensuing year and circulate it to the committee during the fourth quarter so that a finalized topical agenda is published before the first day of the ensuing year.

3.13	The chairman of the committee shall circulate the minutes of meetings to members of the board and members of the committee.

3.14	Members of the audit committee should attend every meeting of the committee.

3.15	The committee will meet with outside legal counsel at least annually without management present.

3.16	The committee will meet with the external auditors at least quarterly without management present.

3.17	The committee will meet individually and privately with the chief executive officer, chief financial officer and corporate controller at least annually.

4. Roles and responsibilities
The Audit Committee will:
Internal control
4.1	Evaluate whether management is setting the appropriate ‘control culture’ by communicating the importance of internal control and management of risk.

4.2	Understand the internal control systems implemented by management for the approval of transactions and the recording and processing of financial data.

4.3	Understand the controls and processes implemented by management to ensure that the financial statements derived from the underlying financial systems, comply with relevant standards and requirements, and are subject to appropriate management review.

4.4	Evaluate the overall effectiveness of the internal control and risk management frameworks and consider whether recommendations made by the external auditors have been implemented by management.

4.5	Consider how management is held to account for the security of computer systems and applications, and the contingency plans for processing financial information in the event of a systems breakdown or to protect against computer fraud or misuse.

4.6	Inquire of management and the independent auditors about significant risks or exposures facing the company; assess the steps management has taken or proposes to take to minimize such risks to the company; and periodically review compliance with such steps.

4.7	Review with management the company’s anti-fraud program, as well as the annual fraud risk assessment, including the mitigating controls management has put in place to minimize such risks to the company.

4.8	Review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors. Review a comparison of actual compensation to compensation approved by the compensation committee, including stock based compensation.

4.9	Review the company’s code of conduct at least annually to ensure that it is adequate and up-to-date.

4.10	Review the procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters that may be submitted by any party internal or external to the organization at least annually. Additionally, at each meeting, review any complaints that might have been received, current status, and resolution if one has been reached.
Financial reporting
4.11	Gain an understanding of the current areas of greatest financial risk and how these are being managed.

4.12	Review with management and the independent auditor significant accounting and reporting issues, including the effect of any regulatory and accounting initiatives, as well as off-balance-sheet structures, if any, and understand their impact on financial reports.

4.13	Oversee the periodic financial reporting process implemented by management and review the interim financial statements, annual financial statements and preliminary announcements prior to their release.

4.14	Review management’s process for ensuring that information contained in analyst briefings and press announcements is consistent with published financial information, balanced and transparent (particulary regarding GAAP vs non-GAAP data).

4.15	Inquire of the chief executive officer and chief financial officer regarding the “quality of earnings” of the company from a subjective as well as an objective standpoint.

4.16	Meet with management and the external auditors to review the financial statements, the key accounting policies and judgements, and the results of the audit.

4.17	Ensure that significant adjustments, unadjusted differences, disagreements with management and critical accounting policies and practices are discussed with the external auditor.

4.18	Review the other sections of the annual report before its release and consider whether the information is understandable and consistent with members’ knowledge about the company and its operations and lacks bias.
Compliance with laws and regulations
4.19	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any fraudulent acts or noncompliance.

4.20	Obtain regular updates from management and company’s legal counsel regarding compliance matters that may have a material impact on the company’s financial statements or compliance policies.

4.21	Be satisfied that all regulatory compliance matters, related to the business of the company, have been considered in the preparation of the financial statements.

4.22	Review the findings of any examinations by regulatory agencies.
Working with auditors
External audit
4.23	Review the professional qualification of the auditors (including background and experience of partner and auditing personnel).

4.24	Consider the independence of the external auditor and any potential conflicts of interest.

4.25	Review on an annual basis the performance of the external auditors and make recommendations to the board for the appointment, reappointment or termination of the appointment of the external auditors.

4.26	Review the external auditors’ proposed audit scope and approach for the current year in the light of the company’s present circumstances and changes in regulatory and other requirements.

4.27	Discuss with the external auditor any audit problems encountered in the normal course of audit work, including any restriction on audit scope or access to information.

4.28	Ensure that significant findings and recommendations made by the external auditors and management’s proposed response are received, discussed and appropriately acted on.

4.29	Discuss with the external auditor the appropriateness of the accounting policies applied in the company’s financial reports and whether they are considered as aggressive, balanced or conservative.

4.30	Meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately. Ensure the auditors have access to the chairman of the audit committee when required.

4.31	Review policies for the provision of non-audit services by the external auditor and the framework for pre-approval of non-audit services.

4.32	Consider, with management, the rationale for employing audit firms other than the principal independent auditors.

4.33	Ensure the company has appropriate policies regarding the hiring of audit firm personnel for senior positions after they have left the audit firm.

4.34	Review all material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.
Reporting responsibilities
4.35	Regularly update the board about committee activities and make appropriate recommendations.

4.36	Ensure the board is aware of matters that may significantly impact the financial condition or affairs of the business.

4.37	Oversee the preparation of an annual report of the committee as required by the rules of the SEC and the annual affirmation required by the appropriate listing exchange, if necessary. Include in the annual proxy statement for the company a report of the committee in accordance with the proxy rules promulgated by the SEC.
Evaluating performance
4.38	Evaluate the committee’s own performance, both of individual members and collectively, on a regular basis.

4.39	Assess the achievement of the duties specified in the charter and report the findings to the board.
Review of the committee charter
4.40	Review the audit committee charter annually, reassess the adequacy of the charter considering changes that are necessary as a result of new laws or regulations and recommend any proposed changes to the board of directors.

4.41	Ensure that the charter is approved or reapproved by the board.
Other
4.42	The committee will perform such other functions as assigned by law, the company’s charter or bylaws, or the board of directors.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Paul N. Hug	☐	☐	02 - Gregory B. Kalush	☐	☐	03 - Michael J. Myers	☐	☐
	04 - Kenneth V. Spenser	☐	☐	05 - Christopher B. Strunk	☐	☐	06 - S. Thomas Thawley	☐	☐

		For	Against	Abstain

2.	In the discretion of the Proxies , on any other matters that may properly come before the meeting or any adjournment thereof.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executors, administrators, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 1234567890 J N T 6 1 A V 0 1 6 7 9 6 1	+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – INTERPHASE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Interphase Corporation (the “Company”) to be held on May 7, 2008 at 9:00 a.m. local time at the Embassy Suites Hotel at 7600 John Q. Hammons Drive, Frisco, Texas 75034, and the proxy Statement in connection therewith, and (b) appoints Gregory B. Kalush and S. Thomas Thawley, and each of them, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:
If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, both of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE MATTERS REFERRED TO ON THE REVERSE.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be dated and signed on the reverse side.)